QuickLinks -- Click here to rapidly navigate through this document

For Immediate Release

CLICK2LEARN ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS
AND GUIDANCE FOR FISCAL 2001
Expects record Q4 revenue, but will fall short of analyst expectations

BELLEVUE, WA—January 15, 2001—Click2learn.com, Inc. (Nasdaq: CLKS) today announced that although it expects to report record revenues for the fourth quarter of fiscal 2000, the company will report lower than anticipated results. The Company expects to report revenues for the quarter of approximately $11.2 million, up approximately 17% from 1999, resulting in a pro forma net loss of between $0.25 and $0.27 per share. This compares to revenue of $9.6 million and a pro forma net loss of $0.20 per share reported for the fourth quarter of fiscal 1999. Click2learn will report detailed fourth quarter and year end results on January 31.

The Company expects to report approximately $21 million in working capital as of the end of fiscal 2000, with approximately $15 million representing cash and cash equivalents. In line with previous guidance, the Company expects to report positive cash flow in the fiscal first quarter of 2002 and anticipates that its current working capital is sufficient to reach this target.

Click2learn's performance in the fourth quarter was adversely affected by lower than expected revenue due to several orders that were delayed, lowered in dollar amount or not closed in the quarter, partially due to customer caution with current economic conditions. As a result Click2learn has taken steps to reduce operational costs while continuing to strengthen the company's sales organization through additional hiring and organizational realignment.

Click2learn also announced financial guidance for 2001 as a result of the trends experienced in Q4 2000. For the first quarter of 2001, the company expects total revenue to be approximately $10.4 million, up from $9.9 million in the first quarter of fiscal 2000, with a pro forma net loss of $4.3 to $4.5 million. For the fiscal 2001 year, the company expects to report total revenue of approximately $50 million, up 17% from fiscal 2000, and a pro forma net loss of $12.0 to $13.0 million.

"Although we are disappointed that our revenue growth and EPS did not match expectations, we can point to several orders that had a direct impact on our performance," stated Kevin Oakes, CEO of Click2learn. "While some of these orders may have been affected by the overall state of the economy, we believe that there are a number of issues within our control we can address that will improve our performance."

"We have taken several organizational steps that will position Click2learn to fully capitalize on our sales opportunities, and will benefit our investors, customers, employees, and partners. The entire company remains focused and excited about providing the industry's most integrated e-Learning solution available today, and we look forward to the upcoming year."

Click2learn will hold an analyst conference call Tuesday, January 16th, at 1:00 PM Pacific (4:00 PM Eastern). The call will be broadcast live via the Internet at www.click2learn.com. A replay of the call will be available via the Internet and also by phone at 800-642-1687, access code 11740.

About Click2learn

Click2learn (NASDAQ: CLKS) is the leading integrated e-Learning solutions provider to Global 2000 organizations. The Company provides a comprehensive solution that includes learning management and delivery systems, content creation services and tools, and e-Learning design and delivery expertise to improve workforce performance and commercialize intellectual property. Click2learn is headquartered in Bellevue, Washington, with offices in other U.S. cities, Europe and Japan. The Company's customers represent a wide variety of industries, and include Microsoft, Fidelity Investments, Lucent Technologies, Wells Fargo, Morningstar, American Airlines, ADC Telecommunications, Deloitte and Touche, General Motors, and GE. For more information on click2learn's e-Learning solutions, call (800) 448-6543 or (425) 462-0501 or visit www.click2learn.com.

The financial results in this release are preliminary and unaudited and should not be considered a complete disclosure of our quarterly or annual results. This announcement contains forward-looking statements that involve risks and uncertainties, including information contained in this document where statements are preceded by, followed by or include the words "believes," "plans," "intends," "expects," "anticipates" or similar expressions, and include any statements as to future revenue, earnings or financial results. For such statements, The Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include market acceptance of internet based training and the click2learn.com learning portal, the ability to successfully implement click2learn.com virtual universities and strategic relationships with content providers and other web-based companies, the ability of those relationships to result in increased users and increased revenues and the risk factors set forth in filings The Company has made with the SEC.

click2learn.com, click2learn.publisher, click2learn.author, click2learn.manager, Ingenium, ToolBook II Instructor and ToolBook II Assistant are trademarks of click2learn.com, inc. All other company and/or product names are the property of their respective owners.

QuickLinks

CLICK2LEARN ANNOUNCES PRELIMINARY FOURTH QUARTER RESULTS AND GUIDANCE FOR FISCAL 2001 Expects record Q4 revenue, but will fall short of analyst expectations